                                                                    Exhibit 11.1
                              THE GOOD GUYS, INC.
                     STATEMENT SETTING FORTH COMPUTATION
                             OF EARNINGS PER SHARE
                       (Thousands Except Per Share Data)

                                                                December 31    December 31
                                                                    1994          1993
                                                                -----------    -----------
Net Income                                                          $ 8,601        $ 7,378

1.  As presented in the 10-Q Shares used in per share
    computation                                                      13,286         13,024

    Net income per common share and common share equivalents        $   .65        $   .57
                                                                    =======        =======


2. Computation of primary and fully diluted earnings per share including common stock equivalents

    a)  Primary earnings per common share

        Weighted average number of shares:
        Common stock  (A)                                            13,286         13,024
        Stock Options (B)                                               188            251
                                                                    -------        -------
        Total                                                        13,474         13,275

        Primary earnings
        per share                                                   $   .64        $   .57
                                                                    =======        =======

    b)  Fully diluted earnings per share

        Weighted average number of shares:
        Common stock  (A)                                            13,286         13,024
        Stock Options (B)                                               188            266
                                                                    -------        -------
        Total                                                        13,474         13,290

        Fully diluted earnings
        per share                                                   $   .64        $   .56
                                                                    =======        =======

(A) The weighted average number of common shares outstanding during the quarter has been computed by taking the number of days each share was outstanding and dividing by the number of days in the quarter.

(B) Stock Options in primary earnings per share are calculated using the average market price. Stock options in fully diluted earnings per share are calculated using the higher of the ending market price or the average market price.

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